CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated August 18, 2011,  relating to the financial statements and financial highlights, which appear in the June 30, 2011 Annual Report to Shareholders of Franklin Templeton Money Fund and The Money Market Portfolio, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

October 26, 2011